UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. __)*

XP Inc.
(Name of Issuer)

Class A common shares, par value US$0.00001 per share
(Title of Class of Securities)

G98239109
(CUSIP Number)

December 31, 2019
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G98239109	SCHEDULE 13G	Page 2 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G98239109	SCHEDULE 13G	Page 3 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic GenPar, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G98239109	SCHEDULE 13G	Page 4 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic (XP) Bermuda, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G98239109	SCHEDULE 13G	Page 5 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP (Bermuda) Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON CO

CUSIP No. G98239109	SCHEDULE 13G	Page 6 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 92A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G98239109	SCHEDULE 13G	Page 7 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 92B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G98239109	SCHEDULE 13G	Page 8 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 92C, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G98239109	SCHEDULE 13G	Page 9 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 92D, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G98239109	SCHEDULE 13G	Page 10 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 92E, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G98239109	SCHEDULE 13G	Page 11 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 92F, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G98239109	SCHEDULE 13G	Page 12 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 92G, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G98239109	SCHEDULE 13G	Page 13 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 92H, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G98239109	SCHEDULE 13G	Page 14 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 92I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G98239109	SCHEDULE 13G	Page 15 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Atlantic Partners 92J, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G98239109	SCHEDULE 13G	Page 16 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G98239109	SCHEDULE 13G	Page 17 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G98239109	SCHEDULE 13G	Page 18 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G98239109	SCHEDULE 13G	Page 19 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAP Coinvestments CDA, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G98239109	SCHEDULE 13G	Page 20 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAPCO Management GmbH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON CO

CUSIP No. G98239109	SCHEDULE 13G	Page 21 of 32

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GAPCO GmbH & Co. KG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 75,069,811
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 75,069,811
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,069,811
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G98239109	SCHEDULE 13G	Page 22 of 32

Item 1.	(a)	NAME OF ISSUER

XP Inc. (the “Company”).

	(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

Av. Chedid Jafet 75. Torre Sul 30th Floor, Vila Olimpa, Sao Paulo 04551-065, Brazil

Item 2.	(a)	NAMES OF PERSONS FILING

This Statement is being filed on behalf of each of the following persons (collectively, the “Reporting Persons”):

(i)	General Atlantic LLC (“GA LLC”);

(ii)	General Atlantic (XP) Bermuda, L.P. (“GA XP”);

(iii)	General Atlantic Partners 92A, L.P. (“GAP 92A”);

(iv)	General Atlantic Partners 92B, L.P. (“GAP 92B”);

(v)	General Atlantic Partners 92C, L.P. (“GAP 92C”);

(vi)	General Atlantic Partners 92D, L.P. (“GAP 92D”);

(vii)	General Atlantic Partners 92E, L.P. (“GAP 92E”);

(viii)	General Atlantic Partners 92F, L.P. (“GAP 92F”);

(ix)	General Atlantic Partners 92G, L.P. (“GAP 92G”);

(x)	General Atlantic Partners 92H, L.P. (“GAP 92H”);

(xi)	General Atlantic Partners 92I, L.P. (“GAP 92I”);

(xii)	General Atlantic Partners 92J, L.P. (“GAP 92J”);

(xiii)	General Atlantic GenPar, L.P. (“GenPar”);

(xiv)	GAP (Bermuda) Limited (“GAP (Bermuda) Limited”);

(xv)	GAP Coinvestments III, LLC (“GAPCO III”);

(xvi)	GAP Coinvestments IV, LLC (“GAPCO IV”);

(xvii)	GAP Coinvestments V, LLC (“GAPCO V”);

(xviii)	GAP Coinvestments CDA, L.P. (“GAPCO CDA”);

(xix)	GAPCO Management GmbH (“GmbH”); and

(xx)	GAPCO GmbH & Co. KG (“KG”).

GAP 92A, GAP 92B, GAP 92C, GAP 92D, GAP 92E, GAP 92F, GAP 92G, GAP 92H, GAP 92I and GAP 92J are collectively referred to as the “GA Funds.” GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA and KG are collectively referred to as the “Sponsor Coinvestment Funds.”

CUSIP No. G98239109	SCHEDULE 13G	Page 23 of 32

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE

The principal address of each of the Reporting Persons (other than GmbH and KG) is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. The principal address of GmbH and KG is c/o General Atlantic GmbH, Luitpoldblock, Amirplatz 3, 80333 Munich Germany.

(c)	CITIZENSHIP

(i)	GA LLC – Delaware

(ii)	GA XP – Bermuda

(iii)	GAP 92A – Delaware

(iv)	GAP 92B – Delaware

(v)	GAP 92C – Delaware

(vi)	GAP 92D – Delaware

(vii)	GAP 92E – Delaware

(viii)	GAP 92F – Delaware

(ix)	GAP 92G – Delaware

(x)	GAP 92H – Delaware

(xi)	GAP 92I – Delaware

(xii)	GAP 92J – Delaware

(xiii)	GenPar – Delaware

(xiv)	GAP (Bermuda) Limited – Bermuda

(xv)	GAPCO III – Delaware

(xvi)	GAPCO IV – Delaware

(xvii)	GAPCO V – Delaware

(xviii)	GAPCO CDA – Delaware

(xix)	GmbH – Germany

(xx)	KG – Germany

(d)	TITLE OF CLASS OF SECURITIES

Class A Common Shares, par value US$0.00001 per share (the “Class A common shares”)

(e)	CUSIP NUMBER

G98239109

CUSIP No. G98239109	SCHEDULE 13G	Page 24 of 32

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

Not applicable.

Item 4.	OWNERSHIP.

As of December 31, 2019, the Reporting Persons owned the following number of the Company’s Class A common shares:

(i)	GA LLC owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(ii)
GA XP owned of record (a) 61,036,126 Class A common shares and (b) 14,033,685 Class B common shares, each convertible at any time at the option of the holder into one Class A common share (the “Class B common shares” and together with the Class A common shares, the “Shares”), convertible on a one-to-one basis into approximately 20.4% of the issued and outstanding Class A common shares.

(iii)	GAP 92A owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(iv)	GAP 92B owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(v)	GAP 92C owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(vi)	GAP 92D owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(vii)	GAP 92E owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(viii)	GAP 92F owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(ix)	GAP 92G owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(x)	GAP 92H owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xi)	GAP 92I owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xii)	GAP 92J owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xiii)	GenPar owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

CUSIP No. G98239109	SCHEDULE 13G	Page 25 of 32

(xiv)	GAP (Bermuda) Limited owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xv)	GAPCO III owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xvi)	GAPCO IV owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xvii)	GAPCO V owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xviii)	GAPCO CDA owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xix)	GmbH owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xx)	KG owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

The GA Funds and the Sponsor Coinvestment Funds share beneficial ownership of the Class A common shares held of record by GA XP. The general partner of GA XP is GAP (Bermuda) Limited. The general partner of the GA Funds is GenPar. The general partner of GenPar is GA LLC.  GA LLC is the managing member of GAPCO III, GAPCO IV and GAPCO V and the general partner of GAPCO CDA. Each of GAP 92A, GAP 92B, GAP 92C, GAP 92D, GAP 92E, GAP 92F, GAP 92G, GAP 92H, GAP 92I and GAP 92J is the sole member of General Atlantic XP A, LLC, General Atlantic XP B, LLC, General Atlantic XP C, LLC, General Atlantic XP D, LLC, General Atlantic XP E, LLC, General Atlantic XP F, LLC, General Atlantic XP G, LLC, General Atlantic XP H, LLC, General Atlantic XP I, LLC, and General Atlantic XP J, LLC, respectively, all of which are Delaware limited liability companies.  Each such limited liability company is a limited partner of GA XP.  In addition, the Sponsor Coinvestment Funds are members of GA Latin America Coinvestments, LLC, a Delaware limited liability company.  GA Latin America Coinvestments, LLC is also a limited partner of GA XP.  There are eight members of the management committee of GA LLC (the “GA Management Committee”).  The general partner of KG is GmbH and the GA Management Committee controls the investment and voting decisions of GmbH. The members of the GA Management Committee are also the members of the management committee of GAP (Bermuda) Limited. By virtue of the foregoing, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the shares that each owns of record. Each of the members of the GA Management Committee disclaims ownership of the Shares except to the extent he or she has a pecuniary interest therein. The name, the business address and the citizenship of each of the members of the GA Management Committee as of the date hereof is attached hereto as Schedule A and is hereby incorporated by reference.

Pursuant to a Shareholders’ Agreement, dated as of November 29, 2019 (the “Shareholders’ Agreement”), among XP Controle Participações S.A. (“XP Controle”), GA XP and ITB Brasil Participações LTDA. (“Itaú”), and certain intervening consenting parties, GA XP has agreed to certain arrangements with respect to its Shares, including certain restrictions relating to the transfer of its Shares, certain consent rights over actions by the Company and to vote to elect certain individuals nominated by each of GA XP, XP Controle and Itaú to the Company’s board of directors in accordance with the terms of the Shareholders’ Agreement. By virtue of the Shareholders’ Agreement and the obligations and rights thereunder, the Reporting Persons in this Schedule 13G, XP Controle, Itaú and/or certain of their affiliates may be deemed to constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. Based in part on information provided by the Issuer, such a “group” would be deemed to beneficially own an aggregate of 456,870,435 Class A common shares, or 82.8% of the Class A common shares calculated pursuant to Rule 13d-3. The Reporting Persons expressly disclaim beneficial ownership over any Class A common shares that they may be deemed to beneficially own solely by reason of the Shareholders’ Agreement. XP Controle and Itaú are separately making Schedule 13G filings reporting their beneficial ownership of Class A common shares.

Amount Beneficially Owned:

By virtue of the relationship described above, each of the Reporting Persons may be deemed to beneficially own 75,069,811 Class A common shares.

Percentage Owned:

All calculation of percentage ownership herein are based on an aggregate of 368,215,031 Class A common shares outstanding, consisting of (i) 354,181,346 Class A common shares reported by the Company to be outstanding immediately after the Company’s initial public offering on the Company’s prospectus filed under Rule 424(b)(4), filed with the Securities and Exchange Commission on December 11, 2019, after giving effect to the exercise in full of the underwriters’ over-allotment option as reported by the Company on December 13, 2019 and (ii) 14,033,685 Class A common shares issuable upon conversion of the Class B common shares owned by the Reporting Persons.

Number of Shares as to Which Such Person Has Sole/Shared Power to Vote or to Direct the Vote and Sole/Shared Power to Dispose or to Direct the Disposition of:

(i)
Each of the Reporting Persons may be deemed to have the sole power to direct the voting and dispositions of the Class A common shares as indicated on such Reporting Person’s cover page included herein.

(ii)
Each of the Reporting Persons may be deemed to share the power to direct the voting and dispositions of the 75,069,811 Class A common shares that may be deemed to be owned beneficially by each of them.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

CUSIP No. G98239109	SCHEDULE 13G	Page 26 of 32

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 4, which states the identity of the members of the group filing this Schedule 13G.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Not applicable.

CUSIP No. G98239109	SCHEDULE 13G	Page 27 of 32

Exhibit Index

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CUSIP No. G98239109	SCHEDULE 13G	Page 28 of 32

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 13, 2020

GENERAL ATLANTIC LLC

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC GENPAR, L.P.

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (XP) BERMUDA, L.P.

By:	GAP (BERMUDA) LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP (BERMUDA) LIMITED

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 92A, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. G98239109	SCHEDULE 13G	Page 29 of 32

GENERAL ATLANTIC PARTNERS, 92B, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 92C, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 92D, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 92E, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. G98239109	SCHEDULE 13G	Page 30 of 32

GENERAL ATLANTIC PARTNERS, 92F, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 92G, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 92H, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 92I, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. G98239109	SCHEDULE 13G	Page 31 of 32

GENERAL ATLANTIC PARTNERS, 92J, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS III, LLC

By:	GENERAL ATLANTIC LLC, its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	GENERAL ATLANTIC LLC, its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS V, LLC

By:	GENERAL ATLANTIC LLC, its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. G98239109	SCHEDULE 13G	Page 32 of 32

GAP COINVESTMENTS CDA, L.P.

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAPCO MANAGEMENT GMBH

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAPCO GMBH & CO. KG

By:	GAPCO MANAGEMENT GmbH, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

SCHEDULE A

Members of the GA Management Committee (as of the date hereof)

Name	Business Address	Citizenship
William E. Ford (Chief Executive Officer)	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Gabriel Caillaux	23 Savile Row London W1S 2ET United Kingdom	France
Andrew Crawford	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Martin Escobari	55 East 52nd Street 33rd Floor New York, New York 10055	Bolivia and Brazil
Anton J. Levy	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Sandeep Naik	Level 19, Birla Aurora Dr. Annie Besant Road Worli, Mumbai 400 030 India	United States
Graves Tompkins	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Robbert Vorhoff	55 East 52nd Street 33rd Floor New York, New York 10055	United States

EXHIBIT 1
 JOINT ACQUISITION STATEMENT
PURSUANT TO RULE 13D-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

Dated as of February 13, 2020

GENERAL ATLANTIC LLC

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC GENPAR, L.P.

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (XP) BERMUDA, L.P.

By:	GAP (BERMUDA) LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP (BERMUDA) LIMITED

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 92A, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 92B, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 92C, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 92D, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 92E, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 92F, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 92G, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 92H, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 92I, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS, 92J, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS III, LLC

By:	GENERAL ATLANTIC LLC, its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	GENERAL ATLANTIC LLC, its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS V, LLC

By:	GENERAL ATLANTIC LLC, its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	GENERAL ATLANTIC LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAPCO MANAGEMENT GMBH

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAPCO GMBH & CO. KG

By:	GAPCO MANAGEMENT GmbH, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director